Chaparral Energy Announces Uplisting to NYSE Under New Ticker Symbol “CHAP”

Oklahoma City, July 19, 2018 — Chaparral Energy, Inc. (OTCQB: CHPE) announced today it will be transferring its stock exchange listing for its Class A common stock from the OTCQB market to the New York Stock Exchange (NYSE) effective July 24, 2018 and will begin trading under the new ticker symbol “CHAP.” Upon the opening of NYSE trading, the company’s Class A common stock will cease trading under the symbol “CHPE” on the OTCQB market.

“Chaparral’s uplisting to the NYSE marks another historic milestone for our company,” said Chief Executive Officer Earl Reynolds. “Over the last year and a half we have successfully completed our strategic shift to becoming a pure-play STACK operator and significantly strengthened our balance sheet. Our move to the NYSE market will allow us to create greater long-term value for our stockholders and increase our presence within the investor community as we continue to deliver outstanding results in one of the country’s most active and economic plays.”

“We are pleased to have Chaparral begin trading on the NYSE. We look forward to providing Chaparral with the unique benefits of our market model, network and services,” said John Tuttle, Chief Operating Officer, NYSE.

About Chaparral
Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 119,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 315,000 net surface acres in the Mid-Continent region.

Investor Contact	Media Contact
Joe Evans	Brandi Wessel
Chief Financial Officer	Communications Manager
405-426-4590	405-426-6657
joe.evans@chaparralenergy.com	brandi.wessel@chaparralenergy.com